Exhibit 2.2

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of November 10, 2016 (this “Agreement”), among Adobe Systems, Inc., a Delaware corporation (“Parent”), Tiger Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with TubeMogul, Inc., a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that Stockholder Beneficially Owns (as defined in Section 5.10 below) at any time during the Support Period (as defined in Section 5.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO TENDER

Section 1.01.  Tender of Shares.  Subject to the terms of this Agreement, unless the Merger Agreement has been validly terminated in accordance with its terms, Stockholder agrees: (i) to promptly (and, in any event, not later than ten (10) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by Stockholder that Stockholder is permitted to tender under applicable Law pursuant to and in accordance with the terms of the Offer (free and clear of any Liens or restrictions except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder or as created by this Agreement that would not in any event prevent Stockholder from tendering Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement); and (ii) if Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than two (2) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder or as created by this Agreement that would not in any event prevent Stockholder from tendering Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement).  Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Stock Option or other equity award or require Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit Stockholder from exercising any Company Stock Option held by such Stockholder as of the date of this Agreement.

Section 1.02.  No Withdrawal.  Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (A) the Offer expires without Merger Subsidiary having accepted for payment shares of Company Common Stock tendered in the Offer or (B) termination of this Agreement in accordance with Section 5.03 hereof.

Section 1.03.  Conditional Obligation.  Stockholder acknowledges and agrees that Merger Subsidiary’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer

Section 1.04.   Return of Subject Securities. If (a) the Offer is terminated or withdrawn by Merger Sub or (b) the Merger Agreement is terminated prior to the purchase of the Company Common Stock tendered by the Stockholder in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Parent and Merger Sub to return, all Company Common Stock tendered by Stockholder in the Offer to Stockholder.

ARTICLE 2
VOTING AGREEMENT; GRANT OF PROXY

Section 2.01.  Voting Agreement.  Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Takeover Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02.  Irrevocable Proxy.  Stockholder hereby revokes any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder.  By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder.  The proxy granted by Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Subsidiary entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above.  The proxy granted by Stockholder shall be revoked after the Support Period upon termination of this Agreement in accordance with its terms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 3.01.  Authorization.  The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action.  This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.  If Stockholder is married and (i) the shares of Company Common Stock or Company Stock Awards set forth on Exhibit A hereto opposite such Stockholder’s name constitute community property under applicable Law or (ii) any shares of Company Common Stock or Company Stock Awards of which Stockholder acquires Beneficially Ownership during the Support Period could constitute community property under applicable Law, then this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.  If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02.  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, operating agreement or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 3.03.  Ownership of Shares.  Stockholder (together with Stockholder’s spouse if Stockholder is married and the shares of Company Common Stock or Company Stock Awards set forth on Exhibit A hereto opposite such Stockholder’s name constitute community property under Applicable Law) is the Beneficial Owner of the shares of Company Common Stock and Company Stock Awards set forth on Exhibit A hereto opposite such Stockholder’s name, free and clear of any lien, encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by Stockholder).  None of such shares of Company Common Stock or such Company Stock Awards is subject to any voting trust or other Contract with respect to the voting of such shares of Company Common Stock or Company Stock Awards (including shares underlying such Company Stock Awards), except as set forth in this Agreement.

Section 3.04.  Total Shares.  Except for the shares of Company Common Stock set forth on Exhibit A hereto (including shares underlying Company Stock Awards set forth on Exhibit A hereto), Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 4
COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 4.01.  No Proxies for, Encumbrances on or Disposition of Shares.

(i)    During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions, and agrees to notify Parent and Merger Subsidiary promptly, and to provide all details reasonably requested by Parent or Merger Subsidiary, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.  Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

(ii)   Notwithstanding the foregoing clause (i), Stockholder may transfer shares of Company Common Stock held by Stockholder to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 4.02.  Other Offers.  Neither Stockholder (in Stockholder’s capacity as such), nor any of Stockholder’s Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a Takeover Proposal; (ii) participate or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02 by Stockholder.  Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their respective Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal or Takeover Inquiry.  Stockholder shall notify Parent promptly (but in no event later than one Business Day) after it obtains knowledge of the receipt by Stockholder, any of its Subsidiaries or any of its or their respective Representatives of any Takeover Proposal or Takeover Inquiry, or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries by any third party with respect to any Takeover Proposal or Takeover Inquiry.  In such notice, Stockholder shall identify the third party making, and the terms and conditions of, any such Takeover Proposal, Takeover Inquiry or request.  Stockholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Takeover Proposal, Takeover Inquiry or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

Section 4.03.  Communications.  Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Subsidiary and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of shares of Company Common Stock or Company Stock Awards (including the number of such shares or Company Stock Awards Beneficially Owned by Stockholder); and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Subsidiary or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other Transactions and (ii) agrees as promptly as practicable to notify Parent, Merger Subsidiary and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

Section 4.04.  Additional Shares.  In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by Stockholder set forth on Exhibit A hereto will be deemed amended accordingly.  Stockholder shall promptly notify Parent, Merger Subsidiary and the Company of any such event.

Section 4.05.  Waiver of Appraisal and Dissenters’ Rights and Actions.  Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock Beneficially Owned by Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the Transactions.

ARTICLE 5
MISCELLANEOUS

Section 5.01.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “or” has the inclusive meaning represented by the phrase “and/or.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02.  Further Assurances.  Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Stockholder shall, to the extent requested by Parent, promptly: (i) cause each other Person having voting power with respect to any shares of Company Common Stock Beneficially Owned by Stockholder to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) cause the certificates representing outstanding shares of Company Common Stock Beneficially Owned by Stockholder to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 5.03.  Amendments; Termination.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement.  This Agreement, and the obligations of Stockholder hereunder, shall terminate upon the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 5.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05.  Successors and Assigns; Third-Party Beneficiary.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent.  Any assignment, delegation or transfer in violation of the foregoing shall be null and void. The Company is an express third-party beneficiary of this Agreement and, subject to the foregoing, shall have the express right to enforce this Agreement without the consent or any other action of Parent.

Section 5.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 5.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective.  Until and unless each party has received a counterpart hereof signed by the other party hereto and the

Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.09.  Specific Performance.  The parties hereto agree that irreparable damage to Parent or Merger Subsidiary would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Subsidiary may be entitled at law or in equity.  Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Subsidiary. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.09, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.10.  Defined Terms.  For the purposes of this Agreement:

(i)    Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii)   Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security, or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii)  “Support Period” shall mean the period from the date of this Agreement through the earlier of (a) the date upon which the Merger Agreement is validly terminated, or (b) the Effective Time.

Section 5.11.  Action in Stockholder’s Capacity Only.  Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company.  Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock and Company Stock Awards Beneficially Owned by Stockholder, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

Section 5.12.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Subsidiary, to:

Adobe Systems Incorporated

345 Park Avenue

San Jose, CA 95110-2704

Attention:  Justin Judd

Email:  pjudd@adobe.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA  94065

Attention:      Jane Ross

Facsimile No: (650) 802-3100

Email:    jane.ross@weil.com

if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:

TubeMogul, Inc.

1250 53rd Street, Suite 2

Emeryville, CA 94608

Attention: Brett Wilson

Facsimile No.: (510) 653 - 0461

Email: brett@tubemogul.com

and

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA  94303

Attention: Peter Astiz and Brandee Fernandez

Facsimile No.: (650) 687-1159

Email:  peter.astiz@dlapiper.com and brandee.fernandez@dlapiper.com

Section 5.13.  Submission to Jurisdiction.  Each party to this Agreement hereby (i) irrevocably and unconditionally consents to the submission to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each of the parties hereto agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 5.14.                          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.15.  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.16.  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.17.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the shares of Company Common Stock and Company Stock Awards Beneficially Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 5.18.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ADOBE SYSTEMS INCORPORATED

By:
Name:
Title:

TIGER ACQUISITION CORPORATION

By:
Name:
Title:

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

Name:

SPOUSE OF STOCKHOLDER:

Name:

Signature Page to Tender and Support Agreement

Exhibit A

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Options	Shares subject to other Company Stock Awards